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As filed with the Securities and Exchange Commission on May 6, 1996

                                            Registration No. 33-
                                                                 ----------

- -------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933



                             PAYLESS CASHWAYS, INC.
             (Exact name of Registrant as specified in its charter)

            Iowa                                           42-0945849
(State or other jurisdiction                             (I.R.S. Employer
of incorporation or organization)                       Identification No.)


                      Two Pershing Square, 2300 Main Street
                           Kansas City, Missouri 64108
    (Address, including zip code, of Registrant's principal executive offices)


PAYLESS CASHWAYS, INC. DEFERRED COMPENSATION PLAN FOR DIRECTORS
                            (Full Title of the Plan)



                                 David Stanley
            Chairman of the Board and Chief Executive Officer
                             Payless Cashways, Inc.
                      Two Pershing Square, 2300 Main Street
                         Kansas City, Missouri 64108
                                 (816) 234-6000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)




(Cover page continued on next page)



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

                         CALCULATION OF REGISTRATION FEE


                                    Proposed        Proposed
                         Amount     maximum         maximum        Amount
Title of securities      to be      offering price  aggregate       of
to be registered        registered  per share       offering price registration
                                                                    fee
- -------------------------------------------------------------------------------
Common Stock,     250,000 shares (1)   $4.125       $1,031,250     $355.60
par value $.01
per share
- -------------------------------------------------------------------------------


(1) To be sold pursuant to the Payless Cashways, Inc. Deferred Compensation Plan for Directors (the "Plan").

(2) Pursuant to Rule 457(h)(1), the aggregate offering price and the amount of the registration fee is computed based on the price of $ per share, the average of the high and low prices of the Registrant's Common Stock on the New York Stock Exchange on May 1, 1996, and assuming that 250,000 shares is the maximum number of the Registrant's securities issuable under the Plan that are covered by the Registration Statement.




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                                EXPLANATORY NOTE


              As permitted by the rules of the Securities and Exchange Commission (the "Commission"), this Registration Statement omits the information specified in Part I of Form S-8.




























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                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3:  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by Payless Cashways, Inc. (the "Company") (File No. 1-8210) are incorporated in this Registration Statement on Form S-8 (the "Registration Statement") by reference:

         1. The Company's Annual Report on Form 10-K for the fiscal year ended November 25, 1995;

         2. The Company's Quarterly Report on Form 10-Q for the quarter ended February 24, 1996; and

         3. The description of the Company's Common Stock set forth in Form 8-A Registration Statement dated February 11, 1993.


         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all of the securities offered then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

ITEM 4:  DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5:  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article IX of the Restated Articles of Incorporation of the Company states that directors of the Company shall not be liable for monetary damages for breach of fiduciary duty, except directors will remain liable for damages for (i) a breach of their duty of loyalty to the Company or its shareholders;
(ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) any transaction from which the director derived an improper personal benefit; or (iv) violation of Section 490.833 of the Iowa Business Corporation Act, involving unlawful distributions. Article X of the Restated Articles of Incorporation of the Company also provides that the Company shall indemnify and advance expenses to each person who serves as an officer or director of the Company or who serves in similar capacities in another enterprise at the request of the Company ("Eligible Person") to the fullest extent permitted by Iowa law.

         Under current Iowa law, the Company  would be required  under Article X
(i) to indemnify an Eligible Person for all reasonable expenses of litigation or other legal proceedings when the person successfully defends an action brought against him or her by reason of his/her other service, (ii) to indemnify an Eligible Person for the expenses, judgments, fines and amounts paid in settlement of litigation (other than an action by or in the right of the Company, which hereinafter will be referred to as a "derivative action"), even if the person is not successful if he or she acted in good faith, reasonably believed that the conduct was in the best interests of the Company and is not adjudged liable for improperly receiving a personal benefit (and, if a criminal action, had no reasonable cause to believe the


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conduct was  unlawful),  (iii) to  indemnify an Eligible  Person for  reasonable expenses of a derivative action (but not damages or amounts paid in settlement), if the person acted in good faith, reasonably believed that the conduct was in the best interests of the Company and is not adjudged liable for improperly receiving a personal benefit (and, if a criminal action, had no reasonable cause to believe the conduct was unlawful), (iv) to indemnify an Eligible Person,